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                                                                     Exhibit 5.1
                                                                     -----------

                          JONES, DAY, REAVIS & POGUE
                           2300 Trammell Crow Center
                               2001 Ross Avenue
                             Dallas, Texas  75201


                               November 19, 1996

Fairfield Communities, Inc.
2800 Cantrell Road
Little Rock, Arkansas 72202

     Re: Registration of up to 2,300,000 shares of
         Common Stock, par value $0.01 per share,
         of Fairfield Communities, Inc.
         -----------------------------------------

Ladies and Gentlemen:

        We are acting as counsel to Fairfield Communities, Inc., a Delaware corporation (the "Company"), in connection with the offering and sale by the Company and certain stockholders of the Company (the "Stockholder") of 900,000 shares (the "Primary Shares") and up to 1,400,000 shares (the "Secondary Shares"), respectively, of the Company's common stock, par value $0.01 per share, pursuant to the Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Stockholder, and Stephens Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as representatives of the several underwriters to be named in Schedule I to the Underwriting Agreement.

        We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that:

        1. The Primary Shares are duly authorized and, when issued and delivered to the underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable.

        2. The Secondary Shares are duly authorized, validly issued, fully paid and nonassessable.
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Fairfield Communities, Inc.
November 19, 1996
Page 2

        In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement (No. 333-14875) on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Primary Shares and the Secondary Shares under the Securities Act of 1933, as amended, and to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                                Very truly yours,

                                                /s/ JONES, DAY, REAVIS & POGUE

                                                Jones, Day, Reavis & Pogue